UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 30, 2015 (November 23, 2015)

NATIONSTAR MORTGAGE HOLDINGS INC. (Exact name of registrant as specified in its charter)
Delaware	001-35449	45-2156869
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
8950 Cypress Waters Boulevard
Coppell, TX 75019
(Address of principal executive offices)

(469) 549-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
    240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))
__________________

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of November 23, 2015, Kal Raman resigned as President and Chief Executive Officer of Xome Holdings LLC and its subsidiaries (“Xome”), wholly-owned subsidiaries of Nationstar Mortgage Holdings Inc. (the “Company”).

In connection with his resignation, the Company entered into an agreement (the “Separation Agreement”) with Mr. Raman which supersedes the Employment Agreement entered into between Xome and Mr. Raman dated October 16, 2014 and the Xome SAR Award Agreement between Xome and Mr. Raman effective as of January 1, 2015, which are terminated in their entirety. Pursuant to the Separation Agreement the Company and Mr. Raman agree to the following: (i) Mr. Raman shall receive a total cash severance payment in the amount of $600,000 paid out over 52 weeks commencing within 30 days after November 23, 2015 (the “Termination Date”); (ii) Mr. Raman’s unvested and vested Stock Appreciation Rights in the appreciation of Xome are forfeited as of the Termination Date; (iii) Mr. Raman forfeits as of the Termination Date the shares of restricted stock granted on December 1, 2014 due to vest on December 1, 2015; and (iv) Mr. Raman’s medical coverage will continue under the Company’s medical plan until the earlier of (A) the period of time Mr. Raman takes to become eligible for the medical benefits program of a new employer or (B) twelve (12) months from the Termination Date. The Separation Agreement contains certain non-compete, non-solicitation and non-disparagement provisions. The foregoing description of the Separation Agreement is not complete and is subject to and qualified in its entirety by reference to the Separation Agreement, which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

10.1	Separation Agreement and Release of All Claims, effective as of November 23, 2015, by and between Nationstar Mortgage Holdings Inc. and Kalyanaraman Srinivasan (a/k/a Kal Raman)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nationstar Mortgage Holdings Inc.

Date: November 30, 2015	By:	/s/ Robert D. Stiles
Robert D. Stiles Chief Financial Officer